SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 10, 2009

99¢ ONLY STORES
(Exact Name of Registrant as Specified in Charter)

California	1-11735	95-2411605
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 980-8145

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 10, 2009, the Board of Directors of 99¢ Only Stores (the “Company”) approved an amendment to the Company’s amended and restated bylaws that adds a new Section 12 (“Shareholder Rights Plan”) to Article VI, which is now titled “Records and Reports; General Matters.”  The amendment, which is effective as of March 10, 2009, provides that the Company will seek shareholder approval prior to its adoption of a rights plan (as defined in the amendment), unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances existing at the time, it is in the best interests of the Company and its shareholders to adopt a rights plan without delay.  If a rights plan is adopted by the Board without prior shareholder approval, such plan must provide that it will expire within one year of adoption unless ratified by the shareholders of the Company within such one year period.  The Company’s amended and restated bylaws did not previously contain a provision specifically addressing the adoption of a shareholder rights plan.  The Company has never had a shareholder rights plan.  This amendment was adopted in response to a non-binding proposal entitled “Subject Any Future Poison Pill to a Shareholder Vote,” that was approved by our shareholders at the Company’s 2008 annual meeting of shareholders.

The Company’s amended and restated bylaws reflecting this amendment are filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibit

Exhibit No.	Description

99.1	Amended and Restated Bylaws of 99¢ Only Stores

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

99¢ ONLY STORES

Date:	March 11, 2009	By:	/s/ Eric Schiffer
Eric Schiffer
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Amended and Restated Bylaws of 99¢ Only Stores